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                                                                     EXHIBIT 5.1

                               November 14, 2000

Kilroy Realty Corporation
2250 East Imperial Highway
El Segundo, California 90245

     Re: Kilroy Realty Corporation, a Maryland corporation (the "Company") Registration Statement on Form S-3, pertaining to Four Hundred Twenty-Four Thousand Seven Hundred Nineteen (424,719) shares (the "Shares") of common stock, par value one cent ($.01) per share ("Common Stock"), to be issued to certain holders (the "Selling Stockholders") of units of limited partnership interest (the "Units") in Kilroy Realty, L.P., a Delaware limited partnership (the "Partnership") upon exchange of such Units

Ladies and Gentlemen:

   In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act") by the Company on Form S-3, filed or to be filed with the Securities and Exchange Commission (the "Commission") on or about November 14, 2000 and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

   We have acted as special Maryland corporate counsel for the Company in its individual capacity and as the sole general partner of the Partnership, in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Company, we have reviewed and are familiar with proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and delivery of the Shares, and for purposes of this opinion have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have relied upon certificates and advice from the officers of the Company upon which we believe we are justified in relying and on various certificates from, and documents recorded with, the State Department of Assessments and Taxation of Maryland (the "SDAT"), including the charter of the Company (the "Charter"), consisting of Articles of Incorporation filed with the SDAT on September 13, 1996 and Articles of Amendment and Restatement filed with the SDAT on January 21, 1997, and Articles Supplementary filed with the SDAT on February 6, 1998, April 20, 1998, October 15, 1998, November 25, 1998, December 10, 1999 and December 30, 1999 and a Certificate of Correction filed with the SDAT on March 4, 1999. We have also examined the Amended and Restated Bylaws of the Company, adopted as of January 26, 1997, (the "Bylaws"), resolutions of the Board of Directors of the Company adopted on November 4, 1996, January 21, 1997, October 17, 1997, October 17, 1997, October 17, 1997, July 28, 1997 and May 12, 1998 and in full force and effect on the date hereof (the "Directors' Resolutions") the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 24, 1998 (the "Fourth Amendment"), First Supplement dated January 6, 1999 (the "First Supplement"), Second Supplement dated February 22, 1999 (the "Second Supplement"), Third Supplement dated March 9, 1999 (the "Third Supplement"), Fourth Supplement dated March 31, 1999 (the "Fourth Supplement"), Fifth Supplement dated March 26, 1999 (the "Fifth Supplement"), the First Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Kilroy Realty L.P. dated as of December 9, 1999 (the "December 9, 1999 Amendment") and the Second Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Kilroy Realty L.P. dated as of December 30, 1999 (the "December 30, 1999 Amendment" and collectively, with the Fourth Amendment, the First Supplement, the Second Supplement, the Third Supplement, the Fourth Supplement, the Fifth Supplement and the December 9, 1999 Amendment, the "Partnership Agreement"), the Registration Statement, and such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion.
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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Kilroy Realty Corporation November 14, 2000 Page 2

   We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so. We have also assumed that none of the Shares will be issued or transferred in violation of the provisions of the Charter entitled "Restrictions on Ownership and Transfer to Preserve Tax Benefit".

   Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter, the Shares have been duly reserved and authorized for issuance by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company to the Selling Stockholders in exchange of Units of the Partnership, upon and subject to the terms and conditions set forth in the Partnership Agreement and the Directors' Resolutions, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

   We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Prospectus (which is part of the Registration Statement) entitled "Legal Matters".

   The opinions expressed herein are limited to the laws of the State of Maryland and we express no opinion concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.

                                          Very truly yours,

                                          /s/ Ballard Spahr Andrews &
                                           Ingersoll, LLP